Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Gevo, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Gevo, Inc. on Forms S-8 (File No. 333-172771, 333-195264, 333-207172, 333-212391, 333-226689, 333-232267, and 333-239275, 333-257971) and on Forms S-3 (File No. 333-252229 and File No. 333-226686).

/s/ Grant Thornton LLP

Denver, Colorado

February 24, 2022